As filed with the Securities and Exchange Commission on September 19, 2019

Registration No. 333-222326
Registration No. 333-218264

Registration No. 333-187250

Registration No. 333-151299

Registration No. 333-143457

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-222326

FORM S-8 REGISTRATION STATEMENT NO. 333-218264

FORM S-8 REGISTRATION STATEMENT NO. 333-187250

FORM S-8 REGISTRATION STATEMENT NO. 333-151299

FORM S-8 REGISTRATION STATEMENT NO. 333-143457

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMC INSURANCE GROUP INC.

(Exact name of Registrant as specified in its charter)

Iowa	42-6234555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

717 Mulberry Street

Des Moines, Iowa 50309
(Address, including zip code, of principal executive offices)

Employers Mutual Casualty Company 2017 Stock Incentive Plan
EMC Insurance Group Inc. 2017 Non-Employee Director Stock Plan

2013 Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan

Employers Mutual Casualty Company Amended and Restated 2008 Employee Stock Purchase Plan

2007 Employers Mutual Casualty Company Stock Incentive Plan
(Full title of plan)

Todd A. Strother EMC Insurance Group Inc. 717 Mulberry Street Des Moines, Iowa 50309 (515) 280-2511 (Name, address and telephone number of agent for service)	Copy to: Steven R. Barth Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNISSUED SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by EMC Insurance Group Inc. (the “Company”) deregister all shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”) remaining unissued under the following registration statements (the “Registration Statements”) on Forms S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended:

•                  Registration Statement on Form S-8 (No. 333-222326), filed with the Commission on December 28, 2017, pertaining to the registration of 1,000,000 shares of Common Stock, issuable under the Employers Mutual Casualty Company 2017 Stock Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-218264), filed with the Commission on May 26, 2017, pertaining to the registration of 150,000 shares of Common Stock, issuable under the EMC Insurance Group Inc. 2017 Non-Employee Director Stock Plan.

•                  Registration Statement on Form S-8 (No. 333-187250), filed with the Commission on March 14, 2013, pertaining to the registration of 200,000 shares of Common Stock, issuable under the 2013 Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-151299), filed with the Commission on May 30, 2008, pertaining to the registration of 500,000 shares of Common Stock, issuable under the Employers Mutual Casualty Company Amended and Restated 2008 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-143457), filed with the Commission on June 1, 2007, pertaining to the registration of 2,000,000 shares of Common Stock, issuable under the 2007 Employers Mutual Casualty Company Stock Incentive Plan.

On September 18, 2019, the Company’s shareholders approved the transactions contemplated by the Agreement and Plan of Merger, dated as of May 8, 2019, by and among Employers Mutual Casualty Company (“EMCC”), Oak Merger Sub, Inc., a wholly-owned subsidiary of EMCC (“Merger Sub”) and the Company (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of EMCC (the “Merger”).  In connection therewith, each outstanding share of Common Stock, other than shares of Common Stock (i) held by Merger Sub, EMCC, the Company or any subsidiary of EMCC or the Company and (ii) held by shareholders who demanded and perfected their right to appraisal of their shares in accordance with Division XIII of the Iowa Business Corporation Act and have not withdrawn or otherwise lost such rights to appraisal, was converted into the right to receive $36.00 in cash, payable net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of its common stock which remain unissued at the termination of the offering, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statements that remained unissued as of the effective time of the Merger on September 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on this 19th day of September, 2019.

EMC INSURANCE GROUP INC.

By:	/s/ Bruce G. Kelley
Bruce G. Kelley
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.